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                                                                    EXHIBIT 15.1

AWARENESS LETTER FROM INDEPENDENT ACCOUNTANTS

RAIT Investment Trust
1818 Market Street
Philadelphia, Pennsylvania 19103

We have reviewed, in accordance with standards established by the Public Company Accounting Oversight Board (United States), the unaudited interim consolidated financial information of RAIT Investment Trust and subsidiaries for the periods ended March 31, 2005 and 2004 as indicated in our report dated May 10, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the three months ended March 31, 2005 is incorporated by reference in this Registration Statement and Prospectus.

We are also aware that he aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
June 3, 2005